                                                                   Exhibit 10.29
                               BTI TELECOM CORP.

                  ___________________________________________

                  SERIES B PREFERRED STOCK PURCHASE AGREEMENT


                                January 12, 2001
                  ___________________________________________

                               BTI TELECOM CORP.

                  SERIES B PREFERRED STOCK PURCHASE AGREEMENT

                                January 12, 2001

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I         PURCHASE AND SALE OF SHARES.................................   1

   1.1        Purchase and Sale of Series B Preferred Stock at the Closings...   1
   1.2        Series B Warrants...............................................   2
   1.3        The Series B Conversion Shares..................................   2
   1.4        Closings; Delivery..............................................   2
   1.5        Use of Proceeds.................................................   3

ARTICLE II        REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............   3
     2.1      Organization and Corporate Power................................   3
     2.2      Authorization...................................................   4
     2.3      Government Approvals............................................   4
     2.4      Authorized and Outstanding Stock................................   5
     2.5      Charter Documents...............................................   6
     2.6      Subsidiaries....................................................   6
     2.7      Financial Information...........................................   6
     2.8      Events Subsequent to the Date of the Financial Statements.......   7
     2.9      SEC Filings.....................................................   8
    2.10      Litigation......................................................   8
    2.11      Compliance with Laws and Other Instruments......................   9
    2.12      Taxes...........................................................   9
    2.13      Real Property...................................................  10
    2.14      Title to Properties and Assets..................................  11
    2.15      Intellectual Property...........................................  11
    2.16      Agreements of Directors, Officers and Employees.................  11
    2.17      Governmental and Industrial Approvals...........................  12
    2.18      Federal Reserve Regulations.....................................  12
    2.19      Contracts and Commitments.......................................  12
    2.20      Securities Act..................................................  14
    2.21      Registration Rights.............................................  14
    2.22      Insurance Coverage..............................................  14
    2.23      Employee Matters................................................  14
    2.24      No Brokers or Finders...........................................  15
    2.25      Transactions with Affiliates....................................  15
    2.26      Assumptions, Guarantees, etc. of Indebtedness of Other Persons..  15
    2.27      Disclosures.....................................................  15
    2.28      Environmental and Safety Laws...................................  16
    2.29      Investment Company Act..........................................  16

ARTICLE III      INVESTMENT REPRESENTATIONS...................................  17
    3.1       Representations and Warranties..................................  17
    3.2       Permitted Sales.................................................  18

ARTICLE IV        COVENANTS OF THE COMPANY....................................  18

   4.1      Conduct of Business..............................................................................    18
   4.2      Access to Information............................................................................    18
   4.3      Notice of Certain events.........................................................................    19
   4.4      Approvals........................................................................................    19
   4.5      U.S. Real Property Holding Corporation Status....................................................    19

ARTICLE V     COVENANTS OF THE COMPANY AND THE PURCHASER.....................................................    20

   5.1      Further Assurances...............................................................................    20
   5.2      Tax Consistency..................................................................................    20
   5.3      Waiver of Certain Adjustments; Consents..........................................................    20

ARTICLE VI    CONDITIONS OF OBLIGATIONS OF THE PURCHASER AND THE COMPANY.....................................    21


ARTICLE VII   CONDITIONS OF PURCHASERS' OBLIGATION...........................................................    21

   7.1      Conditions to the First Closing..................................................................    21
   7.2      Conditions to the Second Closing.................................................................    23

ARTICLE VIII  CONDITIONS OF THE COMPANY'S OBLIGATION.........................................................    25

   8.1      Effect of Conditions.............................................................................    25
   8.2      Representations and Warranties...................................................................    25
   8.3      Performance......................................................................................    25
   8.4      Shareholders Agreement...........................................................................    25
   8.5      Redemption Agreement.............................................................................    25
   8.6      Investor Rights Agreement........................................................................    26

ARTICLE IX    CERTAIN DEFINITIONS............................................................................    26


ARTICLE X     MISCELLANEOUS..................................................................................    29

   10.1     Survival of Representations......................................................................    29
   10.2     Indemnification..................................................................................    29
   10.3     Termination......................................................................................    30
   10.4     Parties in Interest..............................................................................    31
   10.5     Amendments and Waivers...........................................................................    31
   10.6     Notices..........................................................................................    31
   10.7     Counterparts.....................................................................................    32
   10.8     Effect of Headings...............................................................................    32
   10.9     Severability.....................................................................................    32
   10.10    Specific Enforcement.............................................................................    32
   10.11    Governing Law....................................................................................    33
   10.12    Public Announcements.............................................................................    33
   10.13    No Third Party Beneficiaries.....................................................................    33
   10.14    Expenses.........................................................................................    33

SCHEDULES
---------

EXHIBITS
--------

A    Second Amended and Restated Articles of Incorporation
B    First Closing Series B Warrant
C    Second Closing Series B Warrant
D    Opinion of Company Counsel
E    Opinion of Regulatory Counsel
F    Amended and Restated Shareholders Agreement
G    Series B Redemption Agreement
H    Amended and Restated Investor Rights Agreement
I    Loftin Purchase Agreement

                               BTI TELECOM CORP.


                  SERIES B PREFERRED STOCK PURCHASE AGREEMENT



     THIS SERIES B PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of the 12/th/ day of January 2001 by and among BTI Telecom Corp., a North Carolina corporation (the "Company"), Welsh, Carson, Anderson & Stowe VIII, L.P., a Delaware limited partnership, and BTI Investors LLC, a Delaware limited liability company (together, the "Purchaser"), and WCAS Information Partners, L.P., a Delaware limited partnership ("Info Partners" and, collectively with the Purchaser, the "WCAS Purchaser").

     WHEREAS, the WCAS Purchaser previously acquired 200,000 shares of Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of the Company and warrants (collectively, the "Series A Warrant") to purchase up to an aggregate of 4,500,000 shares of Common Stock, no par value per share (the "Common Stock"), of the Company;

     WHEREAS, the Company desires to enter into this agreement with the WCAS Purchaser to raise additional capital through the sale and issuance to the Purchaser of shares of its Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"); and

     WHEREAS, the parties hereto desire to enter into this agreement to enable the Purchaser to acquire shares of Series B Preferred Stock and the Series B Warrants (defined below) on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties to this Agreement hereby mutually agree as follows.

                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES
                          ---------------------------

     1.1  Purchase and Sale of Series B Preferred Stock at each Closing.  (a)
          -------------------------------------------------------------
At the First Closing (as herein defined), the Company will sell to the Purchaser, and the Purchaser agrees to purchase, an aggregate of Ten Thousand (10,000) shares of the Series B Preferred Stock (the "First Closing Purchased Shares") at a price of One Thousand Dollars ($1,000.00) per share, for an aggregate purchase price of Ten Million Dollars ($10,000,000) (the "First Closing Purchase Price") payable as provided in Section 1.4(a).

     (b) At the Second Closing (as herein defined), the Company will sell to the Purchaser, and the Purchaser agrees to purchase, an aggregate of Forty Thousand (40,000) shares of the Series B Preferred Stock (the "Second Closing Purchased Shares") at a price of One Thousand Dollars ($1,000.00) per share, for an aggregate purchase price of Forty Million Dollars ($40,000,000) (the "Second Closing Purchase Price") payable as provided in Section 1.4(b).

     (c) The Series B Preferred Stock shall have the rights, terms and privileges set forth in the Company's Second Amended and Restated Articles of Incorporation, a copy of which is attached hereto as Exhibit A (the "Articles").
                                                     ---------
The Purchased Shares and the Series B Warrants shall be allocated between the Purchaser as set forth on Schedule 1.1.
                          ------------

     1.2  Series B Warrants.  (a)  In addition to the First Closing Purchased
          -----------------
Shares, at the First Closing the Company shall, subject to the terms and conditions contained therein, issue to Purchaser one or more warrants in the form of Exhibit B attached hereto (collectively, the "First Closing Series B
        ---------
Warrant") to purchase up to an aggregate of Two Million One Hundred Thousand (2,100,000) shares of the Common Stock at an initial exercise price per share of One Cent ($0.01); the shares of Common Stock issued or issuable upon the exercise or exchange of the First Closing Series B Warrant are referred to herein as the "First Closing Warrant Shares".

     (b) In addition to the Second Closing Purchased Shares, at the Second Closing the Company shall, subject to the terms and conditions contained therein, issue to Purchaser one or more warrants in the form of Exhibit C
                                                                ---------
attached hereto (collectively, the "Second Closing Series B Warrant", and together with the First Closing Series B Warrant, the "Series B Warrants") to purchase up to an aggregate of Eight Million Four Hundred Thousand (8,400,000) shares of the Common Stock at an initial exercise price per share of One Cent ($0.01); the shares of Common Stock issued or issuable upon the exercise or exchange of the Second Closing Series B Warrant are referred to herein as the "Second Closing Warrant Shares".

     1.3  The Series B Conversion Shares.  The Company has authorized and
          ------------------------------
reserved and hereby covenants that it will continue to reserve, free of any preemptive rights or encumbrances, a sufficient number of its authorized but previously unissued shares of Common Stock to satisfy the rights of conversion of the holders of the Purchased Shares and the rights of exercise or exchange of the holders of the Series B Warrants.

     1.4  Closings; Delivery.
          ------------------

          (a) First Closing.  The purchase of the First Closing Purchased Shares
              -------------
by the Purchaser and the issuance to the Purchaser of the First Closing Series B Warrant shall be made at a closing (the "First Closing") to be held at the offices of Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina 27607, at 10:00 a.m. within two business days following the later of (i) satisfaction or waiver of the conditions to closing set forth in Articles VI and VIII and Section 7.1 and (ii) the due date for the Purchaser's receipt of capital contributions from its limited partners in response to a capital call notice in respect of the First Closing Purchase Price, or at such other time and on such other date as the Purchaser and the Company may mutually agree.

          Subject to the satisfaction or waiver of the conditions set forth in Articles VI and VIII and Section 7.1, Purchaser shall pay the First Closing Purchase Price at the First Closing, which payment shall be by check or wire transfer of immediately available federal funds. At the First Closing, the Company will deliver to the Purchaser one or more certificates representing the

First Closing Purchased Shares purchased by such Purchaser and the First Closing Series B Warrant.

          (b)  Second Closing.  The purchase of the Second Closing Purchased
               --------------
Shares by the Purchaser and the issuance to the Purchaser of the Second Closing Series B Warrant shall be made at a closing (the "Second Closing") to be held at the offices of Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina 27607, at 10:00 a.m. within two business days following the later of (i) satisfaction or waiver of the conditions to closing set forth in Articles VI and VIII and Section 7.2 and (ii) the due date for the Purchaser's receipt of capital contributions from its limited partners in response to a capital call notice in respect of the Second Closing Purchase Price, or at such other time and on such other date as the Purchaser and the Company may mutually agree.

          Subject to the satisfaction or waiver of the conditions set forth in Articles VI and VIII and Section 7.2, Purchaser shall pay the Second Closing Purchase Price at the Second Closing, which payment shall be by check or wire transfer of immediately available federal funds. At the Second Closing, the Company will deliver to the Purchaser one or more certificates representing the Second Closing Purchased Shares purchased by such Purchaser and the Second Closing Series B Warrant.

     1.5  Use of Proceeds.  (a)  The Company shall use the proceeds received
          ---------------
upon the sale of the First Closing Purchased Shares at the First Closing immediately to pay off existing vendor obligations, for general working capital purposes and capital expenditures and to pay fees, costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement.

     (b) The Company shall use the proceeds received upon the sale of the Second Closing Purchased Shares at the Second Closing (i) to further build and enhance its telecommunications network, (ii) to expand its infrastructure and marketing resources, (iii) to make acquisitions, (iv) to pay interest expense related to existing indebtedness in accordance with scheduled payment dates, (v) for other general corporate purposes and (vi) to pay fees, costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement.


                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

     In order to induce the Purchaser to purchase the Purchased Shares and the Series B Warrants, the Company makes the following representations and warranties as of the date hereof and as of the date of each Closing.

     2.1  Organization and Corporate Power.
          --------------------------------

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all material licenses, permits, authorizations, consents and approvals necessary to own and operate its properties and to carry on its business as presently conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such license or qualification necessary, except for those jurisdictions where the failure to be so licensed or to so qualify would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and it Subsidiaries, taken as a whole (a "Material Adverse Effect").

          (b) Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority and all material licenses, permits, authorizations, consents and approvals necessary to own and operate its properties and to carry on its business as presently conducted. Each of the Company's Subsidiaries is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such license or qualification necessary, except for those jurisdictions where the failure to be so licensed or to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

     2.2  Authorization.  The Company has all necessary corporate power and has
          -------------
taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement, the Amended and Restated Shareholders Agreement, a copy of which is attached hereto as Exhibit F (the "Shareholders Agreement"), the Series B Redemption Agreement,
   ---------
a copy of which is attached hereto as Exhibit G (the "Redemption Agreement"),
                                      ---------
the Amended and Restated Investor Rights Agreement, a copy of which is attached hereto as Exhibit H (the "Investor Rights Agreement"), and any other agreements
          ---------
or instruments executed by the Company in connection herewith or therewith (collectively, the "Related Agreements"), and the consummation of the transactions contemplated herein or therein, and for the due authorization, issuance, sale and delivery of the Purchased Shares, the Series B Warrants and the Series B Underlying Shares. Except as set forth on Schedule 2.2, the
                                                        ------------
issuance of the Purchased Shares and the Series B Warrants does not, and the issuance of the Series B Underlying Shares will not, require any further corporate action and is not and will not be subject to any preemptive right, right of first refusal or the like. Assuming due execution and delivery of this Agreement and the Related Agreements by the Purchaser, this Agreement constitutes, and, when executed and delivered in accordance with this Agreement, the Related Agreements and the other agreements and instruments executed by the Company in connection herewith or therewith will constitute, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general equitable principles.

     2.3  Government Approvals.  Except as set forth on Schedule 2.3, no
          --------------------                          ------------
material consent, approval, permit, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement, any of the Related Agreements and any other agreements or instruments executed by the Company in connection herewith or therewith, or in connection with the issuance of the Purchased Shares, the Series B Warrants or the Series B Underlying Shares. The failure of the Company to obtain the approvals set forth on Schedule VI would not have a Material Adverse Effect.
   -----------

     2.4  Authorized and Outstanding Stock.  As of the date hereof, the date of
          --------------------------------
the First Closing or the date of the Second Closing, as the case may be, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock (the number of validly issued and outstanding shares of Common Stock, as well as the record and beneficial owners of such shares, are as set forth in Schedule 2.4 attached hereto); 23,391,813 shares have been reserved for
         ------------
issuance upon conversion of Series A Preferred Stock; 4,500,000 shares have been reserved for issuance upon exercise or exchange of the Series A Warrant; 15,000,000 shares have been reserved for issuance upon conversion of Series B Preferred Stock; 18,600,000 shares have been reserved for issuance upon exercise or exchange of the Series B Warrants; and 7,500,000 shares have been reserved for issuance pursuant to the Company's 1997 Stock Plan, under which 19,375 shares of Common Stock have been issued upon the exercise or exchange of options (options to purchase 3,848,583 shares of Common Stock were issued and outstanding as of October 31, 2000, and options to purchase 3,632,042 shares of Common Stock remain available for future issuance as of October 31, 2000); and
(ii) 10,000,000 shares of Preferred Stock, of which 200,000 shares are designated "Series A Preferred Stock," all of which shares are validly issued and outstanding and held of record and owned beneficially as set forth in
Schedule 2.4 attached hereto, and 60,000 shares are designated "Series B
------------
Preferred Stock," none of which are issued and outstanding prior to the First Closing (the number of shares of Series B Preferred Stock which are validly issued and outstanding immediately prior to the Second Closing, as well as the record and beneficial owners of such shares, shall be as set forth in Schedule
                                                                      --------
2.4 attached hereto).  The designations, powers, preferences, rights,
---
qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Articles, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general equitable principles. All issued and outstanding shares of capital stock are, and when issued in accordance with the terms hereof, all Purchased Shares, the Series B Warrants and all Series B Underlying Shares will be, duly and validly authorized, validly issued and fully paid and nonassessable with no personal liability attaching to the ownership thereof (other than attributable to acts of the Purchaser), free and clear of all liens, charges, restrictions, claims or encumbrances of any nature whatsoever and free from any restrictions on transfer (collectively, "Liens"), except for restrictions imposed by federal or state securities or "blue-sky" laws and except for those imposed pursuant to this Agreement or any Related Agreement. Except as set forth on Schedule 2.4, (i)
                                                            ------------
there are no outstanding shares of capital stock or voting securities of the Company, (ii) the Company is not party to any shareholder agreement, voting agreement or any other agreement and, to the best knowledge of the Company, there is no shareholder agreement, voting agreement, first refusal or preemptive rights agreement or any other agreement which would affect the rights of the shareholders of the Company and (iii) there are no outstanding warrants, options, commitments, preemptive rights, rights to acquire or purchase, obligations to repurchase, redeem or otherwise acquire or to pay any dividend or make any other distribution in respect of, or conversion rights or demands of any character relating to the capital stock or other securities of the Company. With respect to each outstanding warrant or option to acquire securities of the Company, Schedule 2.4 sets forth the applicable holder,
                           ------------
exercise price, vesting provisions and number of underlying securities; provided, that such information with respect to options shall only be as of October 31, 2000. All issued and outstanding shares of capital stock of the Company were issued (x) in transactions exempt from the registration provisions of the Act, (y) in compliance with or in transactions exempt from the registration provisions of applicable state securities or "blue-sky" laws and
(z) in compliance with law in all other respects. The Company has provided the Purchaser or its representatives with a true, correct and complete copy of the Company's 1997 Stock Plan, which is the only equity incentive plan or proposal that has been offered to any of the Company's or any of its Subsidiaries' employees, directors, officers or consultants, except as otherwise disclosed on
Schedule 2.4.
------------

     2.5  Charter Documents.  The Company has provided to the Purchaser or its
          -----------------
representatives for their examination (a) complete and accurate copies of the Articles of Incorporation and Bylaws of the Company, both as amended to date, and (b) the minute books of the Company containing all consents to actions without a meeting and all minutes of meetings of the Company's shareholders and Board of Directors which are complete and accurate records of all such meetings and consents. The Company is not in violation of any term of its Articles, Bylaws, or other organizational documents.

     2.6  Subsidiaries.  Except as set forth on Schedule 2.6, the Company has no
          ------------                          ------------
Subsidiaries nor any investment or other interest in (including any interest in any partnership, joint venture or other non-corporate business enterprise), or any outstanding loan or advance to or from, any Person, including, without limitation, any officer, director or shareholder. Except as set forth on
Schedule 2.6, all of the outstanding shares of capital stock of each of the
------------
Company's Subsidiaries are owned by the Company, directly or indirectly, in each case free and clear of any Liens, and all of such shares are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule
                                                                       --------
2.6, there are no outstanding subscriptions, warrants, options, convertible
---
securities, or other rights (contingent or other) pursuant to which any of the Company's Subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than the Company or one of its other Subsidiaries.

     2.7  Financial Information.  The Company has previously delivered to the
          ---------------------
Purchaser (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1997, 1998 and 1999 and the related audited consolidated statements of operations, shareholders' equity and cash flows for each of the years ended December 31, 1997, 1998 and 1999 and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2000, and the related unaudited consolidated statements of operations, shareholders' equity and cash flows, for the nine (9) months then ended (collectively, the "Financial Statements"). The Financial Statements, together with any accompanying footnotes, are complete and correct in all material respects, are in accordance with the books and records of the Company and present fairly, in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods, the consolidated financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods shown, except that the unaudited Financial Statements do not contain footnote disclosures that would be required by GAAP. The Company and its Subsidiaries do not have any material liability, contingent or otherwise, which is not adequately reflected in or reserved against in the Financial Statements, except for liabilities arising in the ordinary course of business since December 31, 1999. Since December 31, 1999, (i) there has been no material change in the business, assets, liabilities, condition (financial or otherwise) or operations of the Company and its Subsidiaries (on a consolidated basis) except for changes in the ordinary course of business which, in the aggregate, would not reasonably be expected to be materially adverse and (ii) none of the business, prospects, condition (financial or otherwise), operations, property or affairs of the Company and its Subsidiaries (on a consolidated basis) has been materially adversely affected by any occurrence or development, in the aggregate, whether or not insured against.

     2.8  Events Subsequent to the Date of the Financial Statements.  Except as
          ---------------------------------------------------------
set forth on Schedule 2.8, since December 31, 1999, neither the Company nor any
             ------------
of its Subsidiaries has (i) issued or repurchased any stock, bond or other security, (ii) incurred or assumed any indebtedness for borrowed money in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries or incurred or become subject to any material liability (absolute, accrued or contingent), except liabilities (other than indebtedness) under contracts entered into in the ordinary course of business, (iii) discharged or satisfied any material Lien or incurred or paid any material obligation or liability (absolute, accrued or contingent), other than liabilities shown on the Financial Statements and liabilities incurred since December 31, 1999 in the ordinary course of business,
(iv) declared, set aside or made any payment or distribution to shareholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to any material Lien any of its assets, tangible or intangible, other than Liens of real property taxes not yet due and payable,
(vi) sold, assigned or transferred any of its material tangible assets except in the ordinary course of business, or canceled any material debt or claim, (vii) sold, assigned, transferred or granted any license with respect to any material patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, except pursuant to license or other agreements entered into in the ordinary course of business, (viii) suffered any material loss, waived any right or relinquished any contract of substantial value whether or not in the ordinary course of business, (ix) made any material change in the compensation or benefits provided to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (x) made any material change in its manner of business or operations, (xi) entered into any material transaction except in the ordinary course of business or as otherwise contemplated hereby, (xii) incurred any material liability or obligation of any nature whatsoever (contingent or otherwise) other than those incurred in the ordinary course of business, (xiii) materially increased the compensation paid to any employee, consultant, director or agent, (xiv) changed in any material respect its accounting or tax methods or practices, or (xv) entered into any commitment (contingent or otherwise) to do any of the foregoing.

     2.9  SEC Filings.
          -----------

          (a) The Company has delivered to the Purchaser (i) its annual reports on Form 10-K for its fiscal years ended December 31, 1998 and 1999, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1999 and (iii) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since December 31, 1999 (the documents referred to in this Section 2.9 being referred to collectively as the "SEC Documents").

          (b) As of its filing date, each SEC Document complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Act.

          (c) As of its filing date, each SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d) Each such registration statement as amended or supplemented, if applicable, filed pursuant to the Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     2.10 Litigation.  Except as otherwise set forth on Schedule 2.10, there is
          ----------                                    -------------
no material action, suit, claim, litigation or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened, by or against the Company or any of its Subsidiaries or affecting any of their respective properties or assets, or against any officer, key employee or shareholder of the Company or any of its Subsidiaries in his capacity as such, nor, to the knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted with any substantial chance of recovery where such recovery would likely have a Material Adverse Effect or that might materially adversely affect the validity of this Agreement, any of the Related Agreements, any of the Purchased Shares, the Series B Warrants or the Series B Underlying Shares, or prevent, alter or materially delay any action taken or to be taken pursuant hereto. Neither the Company, nor any of its Subsidiaries, nor any officer, key employee or shareholder of the Company or any of its Subsidiaries in his capacity as such is, to the knowledge of the Company, in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency which default may reasonably be expected to have a Material Adverse Effect. The foregoing sentences include, without limiting their generality, actions pending or, to the knowledge of the Company, threatened involving the prior employment of employees of the Company or any of its Subsidiaries or the use in the business of the Company and its Subsidiaries of any information or technologies allegedly proprietary to any of such former employers. Except as set forth at
Schedule 2.10, there is no action or suit by the Company or any of its
-------------
Subsidiaries pending, threatened or contemplated against others.

     2.11 Compliance with Laws and Other Instruments.  Each of the Company and
          ------------------------------------------
it Subsidiaries is in compliance with all of the provisions of this Agreement and of its organizational documents, and in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute and regulation by which it is bound or to which it or any of its properties or assets are subject.
Except as set forth on Schedule 2.11, neither the execution, delivery or
                       -------------
performance of this Agreement and the Related Agreements, nor the offer, issuance, sale or delivery of the Purchased Shares, the Series B Warrants or the Series B Underlying Shares, with or without the giving of notice or passage of time, or both, will violate, or result in any breach of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration under, or require any consent under, or result in the imposition of any material Lien upon any asset of the Company or any of its Subsidiaries pursuant to any provision of the Company's Articles or Bylaws, the organizational documents of any of its Subsidiaries, or any statute, rule or regulation, contract, lease, judgment, decree or other document or instrument by which the Company or any of its Subsidiaries is bound or to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject or, to the knowledge of the Company, will cause the Company or any of its Subsidiaries to lose the benefit of any material right or privilege it presently enjoys or cause any Person who is expected to normally do any material amount of business with the Company or any of its Subsidiaries to discontinue to do so on the same basis.

     2.12 Taxes.  (a)  The Company and its Subsidiaries have filed all tax
          -----
returns, reports and forms (including statements of estimated taxes owed) required to be filed within the applicable periods for such filings and have paid all taxes required to be paid, and have established adequate reserves (net of estimated tax payments already made) for the payment of all taxes accruing through the end of the last period for which the Company and it Subsidiaries ordinarily record items on their respective books. All such tax returns, reports and forms are true, correct and complete in all material respects. Except as set forth on Schedule 2.12, no deficiencies for any tax are currently
                       -------------
assessed against the Company or any of its Subsidiaries, and no tax returns of the Company or any of its Subsidiaries have ever been audited and, to the knowledge of the Company, there is no such audit pending or contemplated. All returns filed with respect to tax years of the Company and its Subsidiaries through the tax year ended December 31, 1997 have been examined and closed or are returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Except as provided on Schedule 2.12, neither the Company nor any of its
                      -------------
Subsidiaries has any obligation under any tax sharing agreement, tax allocation agreement or tax indemnity agreement or any other agreement or arrangement in respect of any tax with any person other than the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent. Proper and adequate amounts have been withheld by the Company and its Subsidiaries from their respective employees and other persons for all periods in compliance in all material respects with the tax, social security and unemployment, excise and other withholding provisions of all federal, state, local and foreign laws. There is no tax lien, whether imposed by any federal, state, local, or foreign taxing authority, outstanding against the assets, properties or business of the Company or any of its Subsidiaries. For the purposes of this Agreement, the term "tax" shall include (i) all federal, state, local and foreign taxes, including income, franchise, property, sales, use, gross receipts, excise, withholding, payroll and employment taxes and other similar assessments of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, and (ii) any liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being a party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement). BTI Telecom Corp. was and validly elected to be an S corporation for its taxable years ended December 31, 1986 through September 23, 1997, inclusive, which S corporation election was accepted by the Internal Revenue Service for periods audited by the Internal Revenue Service.

     (b) The Company is not now, has never been and does not contemplate becoming a "United States Real Property Holding Corporation" as defined in
Section 897(c)(2) of the Code and Section 1.897-2(b) of the Treasury regulations thereunder.

     (c) If, as of the date of each Closing, the WCAS Purchaser were to acquire the Purchased Shares and exercise the Series B Warrants and the Series A Warrant in full (assuming the Series B Warrants and the Series A Warrant were immediately exercisable), such transactions would not result in any payments, benefits or other events under any Plan which may give rise to a "parachute payment" as defined in Section 280G(b)(2)(A), (B) or (C) of the Code, whether or not such payment, benefit or event is exempt or excluded under Section 280G(b)(5) (a "Parachute Payment"). The Company has no present plan or intention to make any payment or take any action that would give rise to a Parachute Payment.

     2.13 Real Property.
          -------------

     (a)  Schedule 2.13 sets forth the addresses and uses of all real property
          -------------
that the Company or any of its Subsidiaries owns, leases or subleases, and any material Lien or encumbrance on any such owned real property or the Company's or its Subsidiary's leasehold interest therein, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, the lease term and the obligations of the lessee thereunder. To the best knowledge of the Company, the Company and its Subsidiaries are in material compliance with all laws, regulations and orders relating to the protection of human health or the environment.

     (b)  Except as set forth on Schedule 2.13, the Company and its Subsidiaries
                                 -------------
have good, clear and marketable title to, and own free and clear of material Liens, all property listed as owned by the Company or any of its Subsidiaries on
Schedule 2.13, except where the failure to do so would not have a Material
-------------
Adverse Effect, and there is no material violation by the Company or any of its Subsidiaries of any law, regulation or ordinance (including without limitation laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to any real property owned, leased or subleased by the Company or any of its Subsidiaries.

     (c) There are no defaults by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto, which might curtail in any material respect the present use of the property listed on Schedule 2.13.
                                                               -------------
The performance by the

Company of this Agreement and the Related Agreements will not result in the termination of, or in any increase of any amounts payable under, any lease listed on Schedule 2.13.
          -------------

     2.14 Title to Properties and Assets.  Except as set forth on Schedule 2.14,
          ------------------------------                          -------------
each of the Company and its Subsidiaries has good, clear and marketable title to its properties and assets held at the date of Closing (except any properties and assets held under capitalized leases) and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) the lien of current taxes not yet due and payable and
(b) possible minor liens and encumbrances that do not in any case, either individually or in the aggregate, materially detract from the value of the property subject thereto or materially impair the intended use of such property. The tangible property and assets held under any material lease by the Company or any of its Subsidiaries are held under leases that remain in force, and there exists no default or other occurrence or condition that could result in a material default or termination thereunder.

     2.15 Intellectual Property.  Each of the Company and its Subsidiaries has
          ---------------------
sufficient title and ownership of or is licensed under all material patents, trademarks, service marks, trade names, copyrights, trade secrets, information, inventions, computer programs, documentation, proprietary rights and processes (collectively, "Intellectual Property") necessary for its business as now conducted without any infringement of the rights of others. Set forth on
Schedule 2.15 is a true, correct and complete list of all Intellectual Property
-------------
owned by, registered in the name of or of which the Company or any of its Subsidiaries is a licensor or licensee, all registrations and applications for registration of any of the Company's or any of its Subsidiaries' Intellectual Property, and all material unregistered copyrights and trademarks held by the Company or any of its Subsidiaries and a brief description of the nature of each such right. Except as set forth on Schedule 2.15, there are no outstanding
                                   -------------
options, licenses or agreements relating to the foregoing nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. Except as set forth at Schedule 2.15, neither the Company nor any of
                               -------------
its Subsidiaries has received any communications alleging that the Company or any of its Subsidiaries has violated or, by conducting its business as currently proposed, would violate any of the Intellectual Property of any other person or entity. The Company does not believe it or any of its Subsidiaries is utilizing or that it will be necessary to utilize any Intellectual Property of any of its employees (or people it currently intends to hire) made or developed prior to their employment by the Company or any of its Subsidiaries.

     2.16 Agreements of Directors, Officers and Employees.  Except as set forth
          -----------------------------------------------
in Schedule 2.16, to the best knowledge of the Company, no director, officer or
   -------------
employee of or consultant to the Company or any of its Subsidiaries is in violation in any material respect of any material terms of any employment contract, noncompetition agreement, nondisclosure agreement, patent disclosure or assignment agreement or other contract or agreement containing restrictive covenants relating to the right of any such director, officer, employee or consultant to be employed or engaged by the Company or any of its Subsidiaries because of the nature of the business conducted or proposed to be conducted by the Company or any of its Subsidiaries, or relating to the use of trade secrets or proprietary information of others.

     2.17 Governmental and Industrial Approvals.  Except as set forth in
          -------------------------------------
Schedule 2.17, each of the Company and its Subsidiaries has all the material
-------------
permits, licenses, orders, franchises and other rights and privileges of all federal, state, local and foreign governmental or regulatory bodies necessary for it to conduct its business as presently conducted and as proposed to be conducted, and each of the Company and its Subsidiaries has been operating its business pursuant to and in material compliance with the terms of all such permits, licenses, orders, franchises and other rights and privileges. Except as set forth in Schedule 2.17, all such permits, licenses, orders, franchises
             -------------
and other rights and privileges are in full force and effect in all material respects and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened. None of such permits, licenses, orders, franchises and other rights and privileges will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements.

     2.18 Federal Reserve Regulations.  The Company is not engaged in the
          ---------------------------
business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the sale of the Purchased Shares will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

     2.19 Contracts and Commitments.  Except for such contracts, agreements or
          -------------------------
commitments which are set forth on Schedule 2.19 attached hereto, neither the
                                   -------------
Company nor any of its Subsidiaries is a party to or bound by:

     (a) any contract, agreement or commitment which involves payment by the Company or its Subsidiaries, or might result in payments to the Company or its Subsidiaries, of $1,000,000 or more in the aggregate in any twelve month period;

     (b) any agreement or indemnification or guarantee not entered into in the ordinary course of business, other than indemnification agreements between the Company or any of its Subsidiaries and any of their respective officers or directors;

     (c) any agreement, contract or commitment limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete or deal with any person or in any geographic area (including, but not limited to, any noncompetition or exclusivity provisions) or which would so limit the Company or any of its Subsidiaries after each Closing;

     (d) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $1,000,000 in the aggregate in any twelve month period for the Company and its Subsidiaries and not cancelable without penalty;

     (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

     (f) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money, extension of credit, or the placing of a Lien on any asset of the Company or any of its Subsidiaries;

     (g)  any joint marketing or development agreement;

     (h) any distribution agreement (identifying any that contain exclusivity provisions) that involves payment to the Company or its Subsidiaries of $1,000,000 or more in the aggregate in any twelve month period;

     (i)  any stock redemption or stock purchase agreement;

     (j) any agreement with a customer, vendor or supplier involving payment by the Company or its Subsidiaries of $1,000,000 or more in the aggregate in any twelve month period;

     (k) any lease of personal property providing for annual rentals of $1,000,000 or more in the aggregate in any twelve month period;

     (l) any material option, license, franchise or similar agreement, including agreements with municipalities regarding license or franchise fees;

     (m) any IRU, interconnection, co-location or fiber agreements involving payment by the Company or its Subsidiaries of $1,000,000 or more in the aggregate in any twelve month period; or

     (n) any material agency, dealer, sales representative, marketing or other similar agreement.

     The Company has made available to the Purchaser a written copy all other contracts, agreements or commitments by which the Company or any of its Subsidiaries is a party or is bound that are otherwise material.

     Each Company Contract (as defined below) is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect. True and complete copies of each Company Contract have been delivered to the Purchaser (or made available to the Purchaser in connection with the purchase of the Series A Preferred Stock).

     None of the Company or any of its Subsidiaries, or, to the Company's knowledge, any other party to a Company Contract, has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments described in this Section 2.19 (any such agreement, contract or commitment, including those described in the second preceding paragraph, a "Company Contract") in such manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages, which action would have a Material Adverse Effect.

     2.20 Securities Act.  The Company has complied and will comply with all
          --------------
applicable federal or state securities laws in connection with the issuance and sale of the Purchased Shares and the Series B Warrants, the issuance of the Series B Conversion Shares upon conversion of the Purchased Shares and the issuance of the Series B Warrant Shares upon exercise of the Series B Warrants. Neither the Company nor, to the knowledge of the Company, anyone acting on its behalf has offered any of the Purchased Shares or similar securities, or solicited any offers to purchase any of such securities, so as to bring the issuance and sale of the Purchased Shares under the registration provisions of the Act.

     2.21 Registration Rights.  Except as set forth on Schedule 2.21, the
          -------------------                          -------------
Company has not granted any rights relating to registration of its capital stock under the Act or state securities laws other than those contained in this Agreement and any of the Related Agreements.

     2.22 Insurance Coverage.  The Company and its Subsidiaries carry, or are
          ------------------
covered by insurance with insurers that are financially sound and reputable and in such amounts with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company and its Subsidiaries and is customary for companies similarly situated.

     2.23 Employee Matters.  Schedule 2.23 sets forth a list of each material
          ----------------   -------------
employment, consulting, severance, change in control, sale bonus or similar contract (whether or not written) under which the Company of any of its Subsidiaries has any liability, actual or contingent, and each "employee benefit plan" (as defined in Section 3(3) of ERISA) and each other material contract, plan or arrangements (whether or not written) providing for bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or any other material employees benefits of any kind maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries (collectively, the "Plans"). The Company has made available to Purchaser copies of each such written Plan and a written description of each unwritten Plan (in each case, including all amendments and interpretations relating thereto) and copies of the three most recent annual reports on Form 5500, if any, relating to each such Plan. Neither any Plan nor any other plan maintained, contributed to or required to be contributed to by any entity that would be treated as a single employer with the Company under
Section 414 of the Code is a plan subject to Title IV of ERISA. Except as set forth on Schedule 2.23, neither the Company nor any of its Subsidiaries has any
         -------------
material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired or former employees of the Company or any of its Subsidiaries, except pursuant to the continuation coverage requirements of Section 4980B of the Code and Section 601 et seq. of ERISA or other applicable law. The Company has no knowledge that any of the officers or other key employees of the Company or any of its Subsidiaries presently intends to terminate his employment. To the Company's knowledge, no employee of the Company or any of its Subsidiaries is in violation of any term of any contract or covenant (either with the Company or with another entity) relating to employment, patents, assignment of inventions, proprietary information disclosure, noncompetition or nonsolicitation. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract and, to the Company's knowledge, there are no activities or proceedings of any labor union to organize any such employees. The Company and its Subsidiaries are in material compliance with the terms of all Plans listed on Schedule 2.23, and each such
                                                 -------------
Plan is in compliance in all material respects with all of the requirements and provisions of applicable law, including without limitation the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code. Each Plan intended to qualify under Code Section 401(a) so qualifies and any related trust is exempt from federal tax under Code Section 501(a); each such Plan and trust has received a favorable determination letter from the IRS or is an adoption of a prototype in respect of which the IRS has issued a favorable opinion, and nothing has occurred since the date of such determination letter that would materially adversely affect such qualification or tax-exempt status. To the knowledge of the Company, no such Plan has been involved in any "prohibited transaction" as defined in Code Section 4975.

     2.24 No Brokers or Finders.  Except as set forth on Schedule 2.24, no
          ---------------------                          -------------
person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries, or to the Company's best knowledge, the Purchaser for any commission, fee or other compensation as a finder or broker; and the Company agrees to indemnify and hold the Purchaser harmless against any such commissions, fees or other compensation.

     2.25 Transactions with Affiliates.  Except as set forth on Schedule 2.25,
          ----------------------------                          -------------
there are no material loans, leases or other agreements or business arrangements between the Company or any of its Subsidiaries on the one hand, and any officer, director, employee or shareholder of the Company or any of its Subsidiaries or any family member or affiliate of such officer, director, employee or shareholder on the other hand. Except as set forth on Schedule 2.25, no
                                                      -------------
officer, director, shareholder or employee of the Company or any of its Subsidiaries, including any member of their immediate families, is the direct or indirect owner of an interest in any business or person that is a competitor, supplier or customer of the Company or any of its Subsidiaries (except for a passive investment in less than five percent (5%) of the common stock of any publicly traded company).

     2.26 Assumptions, Guarantees, etc. of Indebtedness of Other Persons.
          --------------------------------------------------------------
Except as set forth on Schedule 2.26, neither the Company nor any of its
                       -------------
Subsidiaries has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other Person, except where such assumption, guarantee, endorsement or other liability would not have a Material Adverse Effect and except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business. Except as set forth on Schedule 2.26, neither the Company
                                           -------------
nor any of its Subsidiaries has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any affiliate of the Company.

     2.27 Disclosures.  Neither this Agreement, any Schedule or Exhibit to this
          -----------
Agreement, the Related Agreements, the Financial Statements, nor any other agreement, document or written statement made by the Company and furnished by the Company to the Purchaser or counsel to the Purchaser in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Company that has not been disclosed herein or in any other agreement, document or written statement furnished by the Company to the Purchaser or its counsel in connection with the transactions contemplated hereby which materially adversely affects the Company or any of its Subsidiaries or could reasonably be expected to have a Material Adverse Effect.

     2.28 Environmental and Safety Laws.  Except where the failure to do so
          -----------------------------
would not have a Material Adverse Effect: (i) each of the Company and its Subsidiaries has duly complied with, and the operation of its business, equipment other assets and the facilities owned or leased by it are in compliance with the provisions of all applicable federal, state and local environmental, health and safety laws, statutes, ordinances, rules, permits and regulations of any governmental or quasi governmental authority relating to (a) discharges to surface water or ground water, (b) solid or liquid waste disposal,
(c) the use, storage, generation, handling, transport, discharge, release or disposals of toxic or hazardous substances or waste, (d) the emission of non-ionizing electromagnetic radiation, or (e) other environmental, health or safety matters, including, without limitation, the Comprehensive Environment Response Compensation Liability Act of 1980, as amended by the Superfund Amendments and Authorization Act of 1986, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act of 1976, as amended, the Federal Water Pollution Control Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substance Control Act of 1976, the Emergency Planning and Community Right to Know Act of 1986, as amended, and the Clean Air Act, as amended (collectively "Environmental and Health Laws"); (ii) there are no investigations, administrative proceedings, judicial actions, orders, claims or notices which are pending or anticipated or threatened against the Company or any of its Subsidiaries relating to actual or potential violations of or liability under any of the Environmental and Health Laws; (iii) neither the Company nor any of its Subsidiaries has received notice of or knows or has any reason to suspect, any facts which might constitute a violation of or which might result in liability to the Company or any of its Subsidiaries pursuant to any Environmental and Health Laws, and (iv) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise which relate to the use, ownership or occupancy of any property or facilities by the Company or any of its Subsidiaries or to the operation of its business or on prior to the date hereof and which relate to or result in a violation of or liability under any Environmental and Health Laws.

     2.29 Investment Company Act.  Neither the Company nor any of its
          ----------------------
Subsidiaries is an "investment company" as defined in the Investment Company Act of 1940, as amended. The consummation of the transactions contemplated by this Agreement and the Related Agreements do not and will not violate any provision of such Act or any rule, regulation or order issued by the SEC thereunder.

                                  ARTICLE III

                          INVESTMENT REPRESENTATIONS
                          --------------------------

     3.1  Representations and Warranties.  The Purchaser hereby represents and
          ------------------------------
warrants to the Company as follows:

          (a) Assuming due execution and delivery by the Company of this Agreement and the Related Agreements, this Agreement and the Related Agreements to which the Purchaser is a party constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general equitable principles;

          (b) The Purchaser has been advised and understands that the Purchased Shares have not been registered under the Act, on the grounds that no distribution or public offering of the Purchased Shares is to be effected, and that in this connection, the Company is relying in part on the representations of the Purchaser set forth in this Article III;

          (c) The Purchaser has been further advised and understands that no public market now exists for any of the securities issued by the Company, other than the 10 1/2% Senior Notes due 2007 issued by the Company pursuant to that certain Indenture, dated September 22, 1997, by and among the Company, Business Telecom, Inc. and First Trust of New York, National Association, and that a public market may never exist for the Purchased Shares, Series B Conversion Shares, the Series B Warrants or the Series B Warrant Shares;

          (d) The Purchaser is purchasing the Purchased Shares for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of Federal or state securities laws;

          (e) The Purchaser is an "accredited investor" as such term is defined in Rule 501 promulgated under the Act;

          (f) By reason of its business or financial experience, the Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder;

          (g) The Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Purchased Shares;

          (h) No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by the Purchaser; and

          (i) The Purchaser has all necessary power and has taken all necessary action required for the due authorization, execution, delivery and performance by the Purchaser of this

Agreement and the Related Agreements. The execution, delivery and performance of this Agreement and the Related Agreements will not violate or conflict with the organizational documents of the Purchaser or any material agreement, contract or other instrument to which the Purchaser is a party.

     3.2  Permitted Sales.  Notwithstanding the foregoing representations, the
          ---------------
Company agrees that it will not deem to be a breach of the Purchaser's representations under Section 3.1(d) any transfer permitted under the Shareholders Agreement.


                                  ARTICLE IV

                           COVENANTS OF THE COMPANY
                           ------------------------

     The Company covenants and agrees with the Purchaser that:

     4.1  Conduct of Business.  From the date hereof until the date of the
          -------------------
Second Closing, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the date of the Second Closing, the Company shall not, and shall not permit any of its Subsidiaries to: (a) merge or consolidate with any other Person or acquire a material amount of assets from any other Person; (b) sell, lease, license or otherwise dispose of any assets or property except (i) pursuant to existing contracts or commitments or (ii) inventory in the ordinary course consistent with past practice; (c) take any action that would require the approval or consent of the Purchaser under the Articles or the Shareholders Agreement had such document been effective as of the date hereof or (d) agree or commit to do any of the foregoing.

     The Company will not, and will not permit any of its Subsidiaries to, (i) take or agree or commit to take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the date of the Second Closing or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any time.

     4.2  Access to Information.
          ---------------------

          (a) From the date hereof until termination hereof, the Company will
(i) give, and will cause each of its Subsidiaries to give, the Purchaser, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish, and will cause each of its Subsidiaries to furnish, to the Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any of its Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of it or any of its Subsidiaries to cooperate with the Purchaser in its investigation of the Company or any of its Subsidiaries. No investigation by the

Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder.

          (b) On and after the First Closing, the Company will afford promptly to the Purchaser and its agents reasonable access to the books of account, financial and other records (including, without limitation, accountant's work papers), information, employees and auditors of it and its Subsidiaries to the extent necessary or useful for the Purchaser in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company or its Subsidiaries.

     4.3  Notice of Certain Events.  Prior to the Second Closing, the Company
          ------------------------
shall promptly notify the Purchaser of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Related Agreements;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement and the Related Agreements;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company, any of its Subsidiaries or any of their respective officers, key employees or shareholders that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 2.10 or 2.27 or that relate to the consummation of the transactions contemplated by this Agreement and the Related Agreements;

          (d) any proposed or pending changes or amendments (of which the Company is aware) to any laws, rules or regulations, which changes or amendments may delay, restrict, prohibit or otherwise materially adversely affect the conduct of the business operations of the Company and its Subsidiaries or the consummation of the transactions contemplated by this Agreement and the Related Agreements; and

          (e) any inquiry, offer or proposal, whether written or oral, (i) received by the Company regarding a possible investment in, purchase of or other business combination involving the Company or any of its Subsidiaries or (ii) received or made by or on behalf of the Company regarding a possible sale or purchase of assets or a business by the Company or any of its Subsidiaries, in each case for consideration in excess of $25 million.


     4.4  Approvals.  The Company shall use all reasonable efforts to obtain the
          ---------
approvals set forth on Schedule VI as soon as practicable after the First
                       -----------
Closing.

     4.5  U.S. Real Property Holding Corporation Status.  The Company shall not,
          ---------------------------------------------
and shall cause its Subsidiaries not to, take any action that would, or omit to take any action, the omission of which would, result in it becoming a "United States Real Property Holding

Corporation" as defined in Section 897(c)(2) of the Code and Treasury Regulation
Section 1.897-2(b).


                                   ARTICLE V

                  COVENANTS OF THE COMPANY AND THE PURCHASER
                  ------------------------------------------

     5.1  Further Assurances.  Subject to the terms and conditions of this
          ------------------
Agreement, the Company and the Purchaser will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     5.2  Tax Consistency.  The Company and the Purchaser confirm that the
          ---------------
Series B Preferred Stock is intended to be "common stock" for purposes of
Section 305 of the Code and agree not to take any voluntary action inconsistent with such intention.

     5.3  Waiver of Certain Adjustments; Consent.  (a) The WCAS Purchaser
          --------------------------------------
hereby waives any adjustments to the Series A Conversion Value (as defined in the Company's Amended and Restated Articles of Incorporation) that would have otherwise occurred pursuant to Section 4(d) of the Company's Amended and Restated Articles of Incorporation as a result of, and hereby consents to, the issuance of the First Closing Purchased Shares, the First Closing Series B Warrant and the Loftin Securities (as defined below).

     (b) The WCAS Purchaser hereby waives any adjustments to the Series A Conversion Value or the Series B Conversion Value (each, as defined in the Articles) that would have otherwise occurred pursuant to Section 4(d) of the Articles as a result of, and hereby consents to, the issuance of the Second Closing Purchased Shares and the Second Closing Series B Warrant.

     (c) The WCAS Purchaser hereby waives any adjustment to the exercise price or number of shares of stock issuable upon exercise of the Series A Warrant that would have otherwise occurred pursuant to the terms of the Series A Warrant as a result of the issuance of the First Closing Purchased Shares, the Second Closing Purchased Shares, the Series B Warrants and the Loftin Securities.

                                  ARTICLE VI

          CONDITIONS TO OBLIGATIONS OF THE PURCHASER AND THE COMPANY
          ----------------------------------------------------------

     The obligations of the Purchaser and the Company to consummate each Closing are subject to the satisfaction of the following conditions:

          (i)   Except as set forth on Schedule VI, all regulatory approvals
                                       -----------
have been received and any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the transactions contemplated by the applicable Closing shall have expired or been terminated; and

          (ii) No provision of any applicable law or regulations and no judgment, injunction, order or decree shall prohibit the consummation of the applicable Closing.


                                  ARTICLE VII

                     CONDITIONS OF PURCHASER'S OBLIGATION
                      ------------------------------------

     7.1  Conditions to the First Closing.
          -------------------------------

          (a)  Effect of Conditions.  The obligations of the Purchaser to
               --------------------
purchase and pay for the First Closing Purchased Shares at the First Closing hereunder shall be subject at its election to the satisfaction of each of the conditions stated in the following paragraphs of this Section 7.1.

          (b)  Representations and Warranties.  The representations and
               ------------------------------
warranties of the Company contained in this Agreement shall be true and correct on the date of the First Closing with the same effect as though made on and as of that date, and the Purchaser shall have received a certificate dated as of the First Closing and signed by the Company's President on behalf of the Company to that effect.

          (c)  Performance.  The Company shall have performed and complied with
               -----------
all of the agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it at or prior to the First Closing, and the Purchaser shall have received a certificate dated as of the First Closing and signed by the Company's President on behalf of the Company to that effect.

          (d)  Opinions of Counsel.  The Purchaser shall have received opinions,
               -------------------
dated the date of the First Closing, from (i) Wyrick Robbins Yates & Ponton LLP, corporate counsel to the Company, in the form attached as Exhibit D, and (ii)
                                                          ---------
Swidler, Berlin, Shereff & Friedman, LLP, regulatory counsel to the Company, in the form attached as Exhibit E.
                     ---------

          (e)  Compliance Certificate.  Counsel for the Purchaser shall have
               ----------------------
received a certificate, dated as of the First Closing, signed by the Company's President certifying that the conditions specified in this Section 7.1 have been fulfilled.

          (f)  Amended and Restated Articles of Incorporation and Bylaws.  The
               ---------------------------------------------------------
Company shall have duly filed with the Secretary of State of the State of North Carolina the Articles, and the Articles, together with the Company's Amended and Restated Bylaws shall be in full force and effect as of the First Closing.

          (g)  Certified Charter Documents.  Counsel for the Purchaser shall
               ---------------------------
have received a copy of the Articles, certified by the Secretary of State of the State of North Carolina and copies of the Company's Bylaws certified by its Secretary, as well as any and all other documents, including certificates as to resolutions adopted and incumbency of officers and certificates from appropriate authorities as to the legal existence and good standing of the Company and its Subsidiaries, which the Purchaser or its counsel may reasonably request.

          (h)  No Material Adverse Change.  Since the date of this Agreement,
               --------------------------
(i) there shall have been no Material Adverse Effect, (ii) there shall have been no material adverse change in the capital markets for the equity or debt securities of comparable companies and (iii) there shall have been no other changes in the business, properties, assets, results of operations, condition (financial or otherwise), management or prospects of the Company or any of its Subsidiaries that would have a material adverse effect on their respective businesses or assets.

          (i)  Shareholders Agreement.  The Shareholders Agreement shall have
               ----------------------
been executed by the Company and the shareholders of the Company named therein.

          (j)  Redemption Agreement.  The Redemption Agreement shall have been
               --------------------
executed by the Company.

          (k)  Investor Rights Agreement.  The Investor Rights Agreement shall
               -------------------------
have been executed by the Company.

          (l)  Consents and Waivers.  The Company shall have obtained all
               --------------------
consents or waivers including (i) any consents or approvals from third parties or governmental or regulatory authorities (except for those set forth on
Schedule VI) and (ii) those consents set forth on Schedule 7.1(l), in form and
-----------                                       ---------------
substance satisfactory to the Purchaser, necessary to execute this Agreement and the other agreements and documents contemplated herein, to issue the First Closing Purchased Shares, the First Closing Conversion Shares, the First Closing Series B Warrant and the First Closing Warrant Shares, and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental or regulatory filings necessary to effectuate the terms of this Agreement, the Related Agreements, the First Closing Purchased Shares, the First Closing Conversion Shares, the First Closing Series B Warrant, the First Closing Warrant Shares, and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

          (m)  Proceedings and Documents.  All corporate and other proceedings
               -------------------------
in connection with the transactions contemplated at the First Closing and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

          (n)  Budget Approval.  The Purchaser shall have approved the Company's
               ---------------
annual budget for the fiscal year 2001.

          (o)  Loftin Investment.  Concurrently with the First Closing, Peter
               -----------------
Loftin shall purchase Nine Thousand Nine Hundred Ninety-Nine (9,999) shares of Series B Preferred Stock and a First Closing Series B Warrant to purchase up to an aggregate of Two Million One Hundred Thousand (2,100,000) shares of the Common Stock at an initial exercise price per share of One Cent ($0.01) in cash pursuant to the terms of a purchase agreement in the form attached as Exhibit I.
                                                                      --------
The shares of Series B Preferred Stock and the First Closing Series B Warrant issued to Peter Loftin pursuant to such purchase agreement are referred to collectively herein as the "Loftin Securities".

          (p)  Use of Proceeds.  Concurrently with the First Closing, the
               ---------------
Company shall use the proceeds of the First Closing Purchased Shares to pay off existing vendor obligations and for general working capital purposes and capital expenditures.

          (q)  Extension of Waivers.  The lenders under (i) the Second Amended
               --------------------
and Restated Loan Agreement dated as of September 22, 1997 between Business Telecom, Inc. and General Electric Capital Corporation and the other lenders party thereto, as amended (the "GECC Agreement"), and (ii) the Loan Agreement dated as of September 8, 1999 among Business Telecom, Inc. and Bank of America, National Association, and the other lenders party thereto, as amended (the "BofA Agreement" and, together with the GECC Agreement, the "Senior Debt Agreements"), have agreed to extend until at least March 13, 2001 the waivers and forbearances granted by such lenders under the Senior Debt Agreements.

     7.2  Conditions to the Second Closing.
          --------------------------------

          (a)  Effect of Conditions.  The obligations of the Purchaser to
               --------------------
purchase and pay for the Second Closing Purchased Shares at the Second Closing hereunder shall be subject at its election to the satisfaction of each of the conditions stated in the following paragraphs of this Section 7.2.

          (b)  Representations and Warranties.  The representations and
               ------------------------------
warranties of the Company contained in this Agreement shall be true and correct on the date of the Second Closing with the same effect as though made on and as of that date, and the Purchaser shall have received a certificate dated as of the Second Closing and signed by the Company's President on behalf of the Company to that effect.

          (c)  Performance.  The Company shall have performed and complied with
               -----------
all of the agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it at or prior to the Second Closing, and the Purchaser shall have received a certificate dated as of the Second Closing and signed by the Company's President on behalf of the Company to that effect.

          (d)  Opinions of Counsel.  The Purchaser shall have received opinions,
               -------------------
dated the date of the Second Closing, from (i) Wyrick Robbins Yates & Ponton LLP, corporate counsel to the Company, in the form attached as Exhibit D, and
                                                               ---------
(ii) Swidler, Berlin, Shereff & Friedman, LLP, regulatory counsel to the Company, in the form attached as Exhibit E.
                                 ---------

          (e)  Compliance Certificate.  Counsel for the Purchaser shall have
               ----------------------
received a certificate, dated as of the Second Closing, signed by the Company's President certifying that the conditions specified in this Section 7.2 have been fulfilled.

          (f)  Amended and Restated Articles of Incorporation and Bylaws.  The
               ---------------------------------------------------------
Articles, together with the Company's Amended and Restated Bylaws shall be in full force and effect as of the Second Closing.

          (g)  Certified Charter Documents.  Counsel for the Purchaser shall
               ---------------------------
have received a copy of the Articles, certified by the Secretary of State of the State of North Carolina and copies of the Company's Bylaws certified by its Secretary, as well as any and all other documents, including certificates as to resolutions adopted and incumbency of officers and certificates from appropriate authorities as to the legal existence and good standing of the Company and its Subsidiaries, which the Purchaser or its counsel may reasonably request.

          (h)  Bank Financing.  The Company shall have entered into definitive
               --------------
documentation, the terms of which shall be reasonably satisfactory to the Purchaser, for $135 million principal amount of senior bank financing for purposes of refinancing existing senior indebtedness under the Senior Debt Agreements and for general corporate purposes.

          (i)  No Material Adverse Change.  Since the date of this Agreement,
               --------------------------
(i) there shall have been no Material Adverse Effect, (ii) there shall have been no material adverse change in the capital markets for the equity or debt securities of comparable companies and (iii) there shall have been no other changes in the business, properties, assets, results of operations, condition (financial or otherwise), management or prospects of the Company or any of its Subsidiaries that would have a material adverse effect on their respective businesses or assets.

          (j)  Shareholders Agreement.  The Shareholders Agreement shall be in
               ----------------------
full force and effect.

          (k)  Redemption Agreement.  The Redemption Agreement shall be in full
               --------------------
force and effect.

          (l)  Investor Rights Agreement.  The Investor Rights Agreement shall
               -------------------------
be in full force and effect.

          (m)  Consents and Waivers.  The Company shall have obtained all
               --------------------
consents or waivers including (i) any consents or approvals from third parties or governmental or regulatory authorities (except for those set forth on
Schedule VI) and (ii) those consents set forth on Schedule 7.2(m), in form and
-----------                                       ---------------
substance satisfactory to the Purchaser, necessary to execute this Agreement and the other agreements and documents contemplated herein, to issue the Second Closing Purchased Shares, the Second Closing Conversion Shares, the Second Closing Series B

Warrant and the Second Closing Warrant Shares, and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental or regulatory filings necessary to effectuate the terms of this Agreement, the Related Agreements, the Second Closing Purchased Shares, the Second Closing Conversion Shares, the Second Closing Series B Warrant, the Second Closing Warrant Shares, and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

          (n)  Proceedings and Documents.  All corporate and other proceedings
               -------------------------
in connection with the transactions contemplated at the Second Closing and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

          (o)  Due Diligence.  The Purchaser shall have completed, to its
               -------------
satisfaction, its due diligence investigation with respect to the Company.

          (p)  Peter Loftin's Compensation.  The parties to the Shareholders
               ---------------------------
Agreement shall have agreed upon the compensation package payable to Peter T. Loftin following the appointment of a replacement chief executive officer of the Company in accordance with Section 9 of the Shareholders Agreement.

          (q)  Deadline.  The Second Closing shall have occurred on or prior to
               --------
March 13, 2001.



                                 ARTICLE VIII

                     CONDITIONS OF THE COMPANY'S OBLIGATION
                     --------------------------------------

     8.1  Effect of Conditions.  The Company's obligation to sell Purchased
          --------------------
Shares at each Closing shall be subject at its election to the satisfaction of each of the conditions stated in the following Sections of this Article.

     8.2  Representations and Warranties.  The representations and warranties of
          ------------------------------
the Purchaser contained in this Agreement shall be true and correct on the date of the applicable Closing with the same effect as though made on and as of that date.

     8.3  Performance.  The Purchaser shall have performed and complied with all
          -----------
of the agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it at or prior to the applicable Closing.

     8.4  Shareholders Agreement.  The Shareholders Agreement shall have been
          ----------------------
executed by the Purchaser and the shareholders of the Company named therein.

     8.5  Redemption Agreement.  The Redemption Agreement shall have been
          --------------------
executed by the Purchaser.

     8.6  Investor Rights Agreement.  The Investor Rights Agreement shall have
          -------------------------
been executed by the Purchaser.


                                   ARTICLE IX

                              CERTAIN DEFINITIONS
                              -------------------

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Act" means the Securities Act of 1933, as amended.

     "Agreement" means this Series B Preferred Stock Purchase Agreement as from time to time amended and in effect between the parties.

     "Articles" shall have the meaning set forth in Section 1.1(c).

     "BofA Agreement" shall have the meaning set forth in Section 7.1(q).

     "Closing" means each of the First Closing and the Second Closing.

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

     "Common Stock" shall have the meaning set forth in the recitals hereof.

     "Company" shall have the meaning set forth in the preamble hereof.

     "Company Contract" shall have the meaning set forth in Section 2.19.

     "Damages" shall have the meaning set forth in Section 10.2(a).

     "Environmental and Health Laws" shall have the meaning set forth in Section 2.28.

     "ERISA" shall have the meaning set forth in Section 2.23.

     "Exchange Act" shall have the meaning set forth in Section 2.9.

     "final determination" shall have the meaning set forth in Section 10.2(b).

     "Financial Statements" shall have the meaning set forth in Section 2.7.

     "First Closing" shall have the meaning set forth in Section 1.4(a).

     "First Closing Conversion Shares" means the shares of Common Stock issued or issuable upon conversion of the First Closing Purchased Shares.

     "First Closing Purchased Shares" shall have the meaning set forth in
Section 1.1(a).

     "First Closing Purchase Price" shall have the meaning set forth in Section 1.1(a).

     "First Closing Series B Warrant" shall have the meaning set forth in
Section 1.2(a).

     "First Closing Warrant Shares" shall have the meaning set forth in Section 1.2(a).

     "GAAP" shall have the meaning set forth in Section 2.7.

     "GECC Agreement" shall have the meaning set forth in Section 7.1(q).

     "Info Partners" shall have the meaning set forth in the preamble hereof.

     "Intellectual Property" shall have the meaning set forth in Section 2.15.

     "Investor Rights Agreement" shall have the meaning set forth in Section
2.2.

     "Liens" shall have the meaning set forth in Section 2.4.

     "Loftin Securities" shall have the meaning set forth in Section 7.1(o).

     "Material Adverse Effect" shall have the meaning set forth in Section 2.1.

     "Parachute Payment" shall have the meaning set forth in Section 2.12(c).

     "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

     "Plans" shall have the meaning set forth in Section 2.23.

     "Purchase Price" means the First Closing Purchase Price and the Second Closing Purchase Price.

     "Purchased Shares" means the First Closing Purchased Shares and the Second Closing Purchased Shares.

     "Purchaser" shall have the meaning set forth in the preamble hereof.

     "Redemption Agreement" shall have the meaning set forth in Section 2.2.

     "Related Agreements" shall have the meaning set forth in Section 2.2.

     "SEC" shall have the meaning set forth in Section 2.9.

     "SEC Documents" shall have the meaning set forth in Section 2.9.

     "Second Closing" shall have the meaning set forth in Section 1.4(b).

     "Second Closing Conversion Shares" means the shares of Common Stock issued or issuable upon conversion of the Second Closing Purchased Shares.

     "Second Closing Purchased Shares" shall have the meaning set forth in
Section 1.1(b).

     "Second Closing Purchase Price" shall have the meaning set forth in Section 1.1(b).

     "Second Closing Series B Warrant" shall have the meaning set forth in
Section 1.2(b).

     "Second Closing Warrant Shares" shall have the meaning set forth in Section 1.2(b).

     "Senior Debt Agreements" shall have the meaning set forth in Section
7.1(q).

     "Series A Preferred Stock" shall have the meaning set forth in the recitals hereof.

     "Series A Warrant" shall have the meaning set forth in the recitals hereof.

     "Series B Conversion Shares" means the First Closing Conversion Shares and the Second Closing Conversion Shares.

     "Series B Preferred Stock" shall have the meaning set forth in the recitals hereof.

     "Series B Underlying Shares" means the Series B Conversion Shares and Series B Warrant Shares.

     "Series B Warrants" shall have the meaning set forth in Section 1.2(b).

     "Series B Warrant Shares" means the First Closing Warrant Shares and the Second Closing Warrant Shares.

     "Shareholders Agreement" shall have the meaning set forth in Section 2.2.

     "Subsidiary" or "Subsidiaries" means any corporation, association or other business entity of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting equity of such entity (other than directors' qualifying shares) or has the power, by contract or otherwise, to elect a majority of the board of directors or equivalent governing body.

     "tax" shall have the meaning set forth in Section 2.12.

     "Threshold Amount" shall have the meaning set forth in Section 10.2(a).

     "WCAS Purchaser" shall have the meaning set forth in the preamble hereof.

                                   ARTICLE X

                                 MISCELLANEOUS
                                 -------------

       10.1  Survival.  All covenants and agreements made herein or in any
             --------
certificates or documents executed in connection herewith shall survive the execution and delivery hereof and each Closing in accordance with their respective terms, or if no such term is specified, indefinitely. The representations and warranties made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and each Closing for a period of eighteen months, with the exception of Sections
2.23 and 2.28, which shall survive the execution and delivery hereof and each Closing for a period of three years, and Section 2.12, which will survive until the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such termination time.

       10.2  Indemnification.
             ---------------

       (a) The Company shall indemnify and hold harmless (on an after-tax basis, if applicable, as set forth in Section 10.2(b)) the Purchaser and its affiliates against and from any losses, claims, expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses), damages and liabilities, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon a breach of or failure to perform any representations, warranty, covenant or agreement of the Company made hereunder ("Damages"); provided that no amount of indemnity will be payable in the case of a claim by an indemnified party under this Section 10.2 unless, until and only to the extent claimant has suffered Damages (determined without regard to any qualification as to materiality or Material Adverse Effect contained in any representation, warranty, covenant or agreement giving rise to the claim for indemnity hereunder) aggregating in excess of $375,000 (the "Threshold Amount"), at which time the indemnified party shall be entitled to seek indemnification for all Damages in excess of the Threshold Amount. Purchaser expressly agrees and acknowledges that the right of indemnification granted herein to the Purchaser and its affiliates shall be deemed to be the exclusive remedy available to such Persons for any of the matters described in this Section. In no case shall the indemnity obligation exceed $17,500,000, except in the case of willful misconduct or fraud or for Damages based upon a breach of Section 2.4 or 2.12, in which case the indemnity obligation shall not exceed $50,000,000.

       (b) Any amount paid by the Company under this Section 10.2 will be treated as an adjustment to the Purchase Price unless a final determination causes any such amount not to constitute an adjustment to the Purchase Price for Federal tax purposes. In the event of such a final determination, except to the extent, if any, there are offsetting deductions for the respective Damages available to the indemnitee or any such amount can be added to the tax basis of the indemnitee's investment made pursuant to this Agreement, the Company shall pay a grossed-up amount that reflects the hypothetical tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one tax) applicable to the recipient of such payment for the relevant year, reflecting for example, the effect of deductions available for interest paid or accrued and for taxes such as state and local income taxes. Any payment required to be made by the Company under this Section 10.2 that is not made when due shall bear interest at the prime rate of interest in effect at that time for Citibank, N.A. for each day until paid and such interest shall accrue from the date that such obligation is due. For purposes of this Agreement, the term "final determination" shall mean (i) any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD or (ii) the payment of tax by the Purchaser or any of its affiliates, whichever is responsible for payment of such tax under applicable law, with respect to any item disallowed or adjusted by any taxing authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

     10.3 Termination.  (a)  This Agreement may be terminated at any time:
          -----------

          (i) prior to either Closing, by mutual written agreement of the Company and the Purchaser;

          (ii) by either the Company or the Purchaser if the First Closing shall not have been consummated on or before January 12, 2001;

          (iii) by either the Company or the Purchaser if the Second Closing shall not have been consummated on or before March 15, 2001; or

          (iv) prior to either Closing, by either the Company or the Purchaser if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment or any court or governmental body having competent jurisdiction. The party desiring to terminate this Agreement shall give notice of such termination to the other parties to this Agreement.

          (b) If this Agreement is terminated as permitted by this Section, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) willful failure of one party to fulfill a condition to the performance of the obligations of another party, (ii) failure to perform a covenant of this Agreement or (iii) breach by one party of any representation or warranty agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach.

     10.4 Parties in Interest.  Except as otherwise set forth herein, all
          -------------------
covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto (including transferees of any of the Purchased Shares or Series B Conversion Shares or the Series B Warrants or any Series B Warrant Shares), except that the Company shall not have the right to assign its rights hereunder or any interest herein without the prior consent of the Purchaser obtained in accordance with Section 10.5 hereof.

     10.5 Amendments and Waivers.
          ----------------------

          (a) Amendments or additions to this Agreement may only be made upon written consent of the Company and the holders of a majority of the then issued Purchased Shares; and compliance with any term, covenant, agreement, condition or provision set forth herein may only be omitted or waived (in a particular instance and either retroactively or prospectively) upon the written consent of the Company and the holders of a majority of the then issued Purchased Shares. Prompt notice of any such amendment or waiver shall be given to any Person who did not consent thereto.

          (b) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (c) This Agreement (including the Schedules and Exhibits annexed hereto, which are an integral part of this Agreement) and the Related Agreements constitute the full and entire understanding and complete agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings among them as to such subject matter.

     10.6 Notices.  All notices, requests, consents, reports and demands shall
          -------
be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or sent by express delivery or mailed, postage prepaid, to the Company or to the Purchaser at the address set forth below or to such other address as may be furnished in writing to the other parties hereto:

The Company:      BTI Telecom Corp.
                  4300 Six Forks Road
                  Raleigh, NC 27609
                  Attention:  Brian Branson

with a copy to:   Wyrick Robbins Yates & Ponton LLP
                  4101 Lake Boone Trail, Suite 300
                  Post Office Drawer 17803
                  Raleigh, NC 27619
                  Attention:  Larry E. Robbins

The Purchaser:    Welsh, Carson, Anderson & Stowe
                  320 Park Avenue, Suite 2500
                  New York, NY 10022
                  Attention:  Sanjay Swani, John Almeida

with a copy to:   Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY 10017
                  Attention:  Carole Schiffman

     10.7   Counterparts.  This Agreement and any exhibit hereto may be executed
            ------------
in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof.

     10.8   Effect of Headings.  The article and section headings herein are for
            ------------------
convenience only and shall not affect the construction hereof.

     10.9   Severability.  Any invalidity, illegality or limitation of the
            ------------
enforceability with respect to any party of any one or more of the provisions of this Agreement, or any part thereof, whether arising by reason of the law of any such person's domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of the remainder of this Agreement with respect to such party or the validity, legality or enforceability of this Agreement with respect to any other party. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     10.10  Specific Enforcement.  Each party expressly agrees that the other
            --------------------
parties may be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms or covenants of this Agreement by any party, the other parties shall, in addition to all other remedies, each be entitled to apply for a temporary or permanent injunction, and/or a decree for specific performance, in accordance with the provisions hereof.

     10.11  Governing Law.  This Agreement shall be deemed a contract made under
            -------------
the laws of the State of North Carolina and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State without regard to the conflict of laws provisions thereof.

     10.12  Public Announcements.  No party will issue a press release or make
            --------------------
any public statement with respect to this Agreement or the Related Agreements or the transactions contemplated hereby and thereby without the approval of the other party (not to be unreasonably withheld), except as may be required by applicable law or any listing agreement with any national securities exchange, except that the Purchaser and the Company may disclose such terms and information to their advisors, employees, investors, stockholders, successors or assigns in the ordinary course.

     10.13  No Third Party Beneficiaries.  This Agreement shall not confer any
            ----------------------------
rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

     10.14  Expenses.  The Company agrees to pay all reasonable expenses of the
            --------
Purchaser (which are currently estimated at $600,000) incurred in connection with each closing of the transactions contemplated hereby; provided that the Company shall not be obligated to pay any such expenses unless and until the First Closing occurs (unless such closing does not occur due to the Company's breach).

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              BTI TELECOM CORP.



                              By: /s/ Peter T. Loftin
                                 ---------------------------------------
                              Name:  Peter T. Loftin
                              Title: Chief Executive Officer

                              WELSH, CARSON, ANDERSON &
                              STOWE VIII, L.P.


                              By:  WCAS VIII Associates LLC,
                              General Partner



                              By: /s/ Jonathan M. Rather
                                 ---------------------------------------
                              Name:  Jonathan M. Rather
                              Title: Member



                              BTI INVESTORS LLC


                              By: /s/ Jonathan M. Rather
                                 ---------------------------------------
                              Name:  Jonathan M. Rather
                              Title: Authorized Person



                              WCAS INFORMATION PARTNERS, L.P.


                              By:  WCAS Info Partners,
                              General Partner



                              By: /s/ Jonathan M. Rather
                                 ---------------------------------------
                              Name:  Jonathan M. Rather
                              Title: Attorney-in-fact

                                 SCHEDULE 1.1
                                 ------------

                             PURCHASER ALLOCATION

FIRST CLOSING

                                                      Series B             Series B Warrant
Purchaser                                          Preferred Stock              Shares
---------                                        -------------------     --------------------
Welsh, Carson, Anderson & Stowe VIII, L.P.              9,524                 2,000,040
BTI Investors LLC                                        476                    99,960


SECOND CLOSING

                                                      Series B             Series B Warrant
Purchaser                                          Preferred Stock              Shares
---------                                        -------------------     --------------------
Welsh, Carson, Anderson & Stowe VIII, L.P.              38,096                8,000,160
BTI Investors LLC                                        1,904                 399,840